Exhibit 99.2

Our Reference:	WWH 20015.25

Date:	28 March 2025

To:	MULTI WAYS EQUIPMENT PTE. LTD.
3E Gul Circle
Singapore 629633

Dear Sirs

LEGAL OPINION – MULTI WAYS EQUIPMENT PTE. LTD (THE “COMPANY”)

1.	We are the Company’s Singapore legal adviser with respect to the laws of Singapore in connection to the registration statement on Form F-1 (the “Registration Statement”), which has been filed on or around to the date of this opinion with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) (the “Securities Act”), in relation to Multi Ways Holding Limited (the “ListCo”) offering of up to 9,000,000 ordinary shares, par value $0.00025 per share in the capital of the ListCo.

2.	We have been requested to provide a legal opinion as Exhibit 99.2 to the Registration Statement.

2.1	We are duly qualified to practice law in Singapore and to advise on matters governed by the laws of Singapore and such qualification has not been revoked, suspended, restricted or limited in any manner whatsoever. Accordingly, we are duly qualified to issue this Opinion.

2.2	Our opinion set out in this legal opinion is limited to matters of the laws of Singapore as currently applied by the Singapore courts at the date of this opinion and we express no opinion with respect to the laws of any other jurisdiction. We have made no investigation of the laws of any country or jurisdiction other than Singapore and do not express or imply any opinion thereof.

2.3	Our views expressed herein pertain to the laws of Singapore only, and we express no view with respect to any other matter and are under no obligation to advise you of any matters that may occur after the date of this letter which could render the views expressed herein no longer applicable save where we become aware of significant changes affecting the content of this letter.

3.	DOCUMENTS AVAILABLE FOR OUR REVIEW

We have been provided with, reviewed and relied on copies of the following documents in rendering this opinion:

3.1	the Registration Statement;

3.2	the Certificate Confirming Incorporation of Company issued by the Accounting and Regulatory Authority in the Republic of Singapore (“Registrar”) on 22 August 2002 (“Certificate of Incorporation”) and Company’s Constitution (“Constitution”);

3.3	a copy of the ListCo directors’ resolutions passed on 27 March 2025 (“Directors’ Resolutions”); and

3.4	the certificate of good standing of the Company dated 28 March 2025 issued by the Registrar (“Certificate of Good Standing”).

Other than the above documents (collectively referred to herein as the “Documents”), we have not reviewed any other document and have not made any other enquiries or investigations for the purpose of rendering this opinion.

(Incorporated with limited liability. Reg. no. 200910199R)

30 Cecil Street #10-01/02 Prudential Tower Singapore 049712

T: 6865 9960 F: 6536 0688 URL: www.opal.sg

4.	SEARCHES

4.1	We have carried out the following searches (together the “Searches”) in relation to the Company:

(a)	a search of the Company’s business profile maintained by the Registrar that were on file and available for public inspection on 28 March 2025 (“Company Search”); and

(b)	searches of the records of legal proceedings in the Singapore Courts from 2023 up to the date of this opinion, available for public inspection contained in the judicial enforcement management system of Singapore (“E-litigation search”) conducted on 28 March 2025.

5.	OUR OPINION

Based upon and subject to the foregoing, and subject to the assumptions and qualifications set out below, we are of the view that:

5.1	The Company was duly incorporated in Singapore and is validly subsisting under the laws of Singapore.

5.2	From the Company Search and the E-litigation search, there were 9 legal actions commenced by the Company in the Singapore courts from 2023 up to the date of this opinion, all of which has been either withdrawn by the Company or ruled in favour of the company, expect one legal action described as follows:

(a)	Claim with case number MC/OC 10485/2024 was filed on 20 November 2024 in Magistrate’s Court by the Company against China Railway Tunnel Group Co., Ltd (Singapore Branch) (“China Railway”) for the claim amount of S$51,108.73. A partial payment of S$15,000 was received from China Railway on 9 December.

5.3	Subject to the assumptions and qualifications set out in this opinion and any matter not disclosed to us, we are of the opinion that, so far as the laws of Singapore are concerned, the statements and disclosures in the Registration Statement under the captions “Risk Factors”, “Enforceability of Civil Liabilities – Singapore”, “Corporate History and Structure”, “Business –Real Property”, “Business – Employees”, “Business – Insurance”, “Business –Licenses and Permits and Registrations”, “Business – Intellectual Property”, “Business – Litigation and other legal proceedings” and “Regulations – Laws and Regulations Relating to Our Business in Singapore” insofar and to the extent that they constitute a summary or description of the laws or regulations of Singapore, fairly present the information and summarise the matters referred to therein.

6.	OUR ASSUMPTIONS

We have assumed the following in considering the Documents and in rendering this Opinion:

6.1	the authenticity of all seals, chops and signatures, duty stamp or marking, and the authenticity and completeness of each document submitted to us, that each signature on behalf of each party thereto is that of a person authorised to execute the same, the conformity with the relevant originals of all documents submitted to us as copies thereof and the authenticity and completeness of the documents from which such copies were taken and the correctness of all facts and information stated or given in all of such documents;

6.2	each document examined by us was (where it was executed or filed after we reviewed it) executed or filed in materially the same form as the last draft of that document examined by us;

6.3	where we have only been sent a copy of the signed signature pages of any Document, each party to that Document has unconditionally delivered the entire document (including its signed signature page) in materially the same form as the last draft of that Document examined by us;

(Incorporated with limited liability. Reg. no. 200910199R)

30 Cecil Street #10-01/02 Prudential Tower Singapore 049712

T: 6865 9960 F: 6536 0688 URL: www.opal.sg

6.4	each director of the Company (and any alternate director) has disclosed to each other director any interest of that director (or alternate director) in the transactions contemplated by each Document in accordance with the Constitution and the Companies Act 1967;

6.5	all Documents as reviewed by us are true, accurate, complete, are in full force and effect and have not been amended, rescinded or modified or supplemented in any way;

6.6	there are no documents or arrangements to which the Company is party or resolutions of the Company’s directors or shareholders that conflict with, or would be breached by, or which prohibit the Company’s entry into, or performance of its obligations under, each Document or the Offering of the Securities;

6.7	all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency outside of Singapore have been duly obtained or fulfilled and will remain in full force and effect and that any conditions to which they are subject to have been satisfied;

6.8	the Company is not insolvent (as defined in the Insolvency, Restructuring and Distribution Act 2018) and will not become insolvent as a result of executing, or performing its obligations under, any Document or in connection with the Registration Statement and no steps have been taken (or will have been taken at the time of the Offering of the Securities), or resolutions passed, to appoint a liquidator of the Company or appoint a receiver in respect of the Company or any of its assets;

6.9	at all times the affairs of the Company have been conducted in accordance with the Companies Act 1967 and the Constitution;

6.10	the Company is not, nor is it owned or controlled directly or indirectly by, a state or sovereign entity;

6.11	each party to each Documents (other than, as a matter of the laws of Singapore) has the capacity and power, taken all necessary action, and obtained or made all necessary agreements, approvals, authorisations, consents, filings, licences, registrations and qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any agreement binding upon it), to execute and perform its obligations under that Document;

6.12	each Document has been authorised and executed by each party to it (other than, as a matter of the laws of Singapore);

6.13	the obligations of each party under each Document are legal, valid, binding and enforceable under all applicable laws other than the laws of Singapore;

6.14	none of our opinions will be affected by the laws or public policy of any foreign jurisdiction;

6.15	all public records of the Company we have examined are complete and accurate;

6.16	all filings required to be made in relation to the Company with the Registrar have been made and there was no information which had been filed that did not appear on the records of the Company at the time of the Company Search; and

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this letter). No assumption specified above is limited by reference to any other assumption.

(Incorporated with limited liability. Reg. no. 200910199R)

30 Cecil Street #10-01/02 Prudential Tower Singapore 049712

T: 6865 9960 F: 6536 0688 URL: www.opal.sg

7.	OUR QUALIFICATIONS AND OBSERVATIONS

Our opinion set out in paragraph 5 is subject to the following qualifications:

7.1	The term “enforceable” as used in this letter refers to the obligations of the Company under the Documents is of a type which the Singapore courts will generally enforce. It does not mean that the obligations under the Documents will necessarily be enforced in accordance with their terms, in particular:

(a)	the validity, performance and enforcement of the relevant agreement may be limited by statutes of limitation, lapse of time, waiver and by laws relating to bankruptcy, insolvency, reorganisation, liquidation, moratorium arrangements or similar laws affecting creditors’ rights generally and claims may be or become subject to set off or counter claim of third parties;

(b)	where obligations are required to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

(c)	enforcement may be limited by general principles of equity, for instance, equitable, equitable remedies such as injunction and specific performance, are discretionary and may not be available where damages are considered to be an adequate and appropriate remedy;

(d)	enforcement proceedings are subject to the general jurisdiction of the court in regard to awards of costs, even as against a successful party;

(e)	any provision in any of the relevant agreement providing for the severance of any provision which is illegal, invalid or unenforceable may not be binding under the laws of Singapore as it depends on the nature of the illegality, invalidity or unenforceability in question which issue would be determined by a Singapore court at its discretion;

(f)	a Singapore court may refuse to give effect to clauses in any of the relevant agreements in respect of the costs of unsuccessful litigation brought in a Singapore court or where the court itself made an order for costs;

(g)	in appropriate circumstances and at the court’s discretion, the courts of Singapore may render judgments in foreign currencies (such judgments may, however, have to be converted into local currencies for enforcement purposes);

(h)	the courts of Singapore may refuse to accept jurisdiction or stay proceedings in certain circumstances (for example, if the matter concerned is res judicata, if litigation is pending in another forum on the same matter or if another forum is more convenient);

(i)	where a party to the Documents is vested with a discretion or may determine a matter in its opinion, Singapore law may require such discretion to be exercised reasonably or that such an opinion is based upon reasonable grounds;

(j)	an obligation to pay an amount may be unenforceable if the amount is held to constitute a penalty;

(k)	the choice of law governing the any agreement in relation to the Registration Statement will only be recognised and upheld by the Singapore courts provided that the same is bona fide and there being no reasons for avoiding it for reason of contravention of public policy. A choice of law clause may also not be upheld if it was made with the express purpose of avoiding the law of a jurisdiction with which the relevant agreement has the most substantial connection and which, if in the absence of the stated choice of law would have invalidated the relevant agreement or been inconsistent with it;

(l)	the failure to exercise a right may be held by a Singapore court to operate as a waiver of that right notwithstanding any provision to the contrary in the Registration Statement; and

(m)	the effectiveness of any provisions exculpating a party from liability or duty otherwise owed may be limited by law.

7.2	We are only qualified to advise on Singapore laws, and we are not required to and have not considered the implications of any laws other than Singapore laws in the issue of this legal opinion.

7.3	The opinions set out in paragraph 5 are limited to matters involving the laws of Singapore, and we do not express any opinion as to the laws of any other jurisdiction.

(Incorporated with limited liability. Reg. no. 200910199R)

30 Cecil Street #10-01/02 Prudential Tower Singapore 049712

T: 6865 9960 F: 6536 0688 URL: www.opal.sg

LIMITATIONS

8.	This opinion is addressed to you for your benefit. It is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

9.	For the purposes of this opinion, we have only examined the documents listed in paragraph 3 above and carried out the Searches. We have not examined any term or document incorporated by reference, or otherwise referred to, whether in whole or part, in any Document and we offer no opinion on any such term or document.

10.	We offer no opinion:

(a)	on whether the commercial terms of any Document reflect or achieve the intentions of the parties (unless otherwise expressly stated in this opinion);

(b)	on any factual statement, financial or numerical computation, representation or warranty made or given in any Document unless otherwise expressly stated in this opinion;

11.	This opinion is rendered as of the date first set forth above and we expressly disclaim any obligation to update this opinion from and after the date hereof.

12.	This opinion may not be used or relied upon by or published or communicated to any person or entity other than the addressee hereof (including their respective affiliates, successors and assignees) for any purpose whatsoever without our prior written consent in each instance.

13.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the inclusion therein our name and all references thereto in the form and context in which they are included in the Registration Statement.

Yours faithfully

/s/ Opal Lawyers LLC

Opal Lawyers LLC

(Incorporated with limited liability. Reg. no. 200910199R)

30 Cecil Street #10-01/02 Prudential Tower Singapore 049712

T: 6865 9960 F: 6536 0688 URL: www.opal.sg